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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


    ARIS ANNOUNCES MANAGEMENT CHANGES AND PRELIMINARY SECOND QUARTER RESULTS


        BELLEVUE, WASHINGTON --JUNE 13, 2000-- Aris Corporation (Nasdaq: ARSC), a provider of integrated eBusiness solutions, today announced the resignation of Paul Song, Chief Executive Officer, Tim Carroll, Chief Financial Officer, and Tina Song, Vice President of Administration.

        Aris' Board of Directors has appointed Kendall Kunz as President and interim Chief Executive Officer until a replacement decision is made. Diane Gamache has been appointed as interim Chief Financial Officer. Mr. Kunz has been serving as Senior Vice President of Worldwide Consulting and Director for Aris. Ms. Gamache has been serving as Aris' Corporate Controller. Mr. Song will continue to serve as Chairman of the Board. Mr. Carroll has accepted a senior management position outside of Aris.

        "We all recognize the significant contributions that Paul Song, Tim Carroll and Tina Song have made to the growth and development of Aris," said Ken Williams, Director. "Paul and Tina Song started this business in 1990 and have grown the Company into a global business and a leader in IT consulting. Tim Carroll joined Aris through the acquisition of fine.com and was a significant contributor to our eBusiness strategy. However, Aris' recent performance has not met expectations."

        "Aris has been aggressively pursuing three different business areas -- consulting, education and software -- both domestically and internationally. It is time for the Company to focus on their IT consulting business in order to return to growth and profitability. These management changes, and the recent sale of non-strategic or non-profitable business units, are important steps in the right direction."

        "We have the professional talent, resources and customer base to take advantage of the enormous eBusiness consulting opportunity," said Kendall Kunz. "These management changes give us an opportunity to re-energize and reshape the Company."

        "While we are disappointed in our results of the past year, we are rapidly moving to divest our remaining education and software businesses, allowing all of our management and capital resources to focus on the growth opportunities in our consulting business. The Board and I believe this management change is a very important step in that strategic direction, and a positive move for our shareholders and employees."

        Based on preliminary results, the Company expects its total revenue to be approximately $19 million to $20 million for the quarter ending June 30, 2000. Excluding charges related to goodwill amortization, the Company expects its adjusted net loss to be in the range of ($0.15) to ($0.20) per diluted share. The Company expects its cash position to exceed $12 million at the end of the second quarter.

        Aris will hold a conference call Wednesday, June 14, 2000, at 7:30 AM Pacific. The call will be broadcast live via the internet at www.aris.com. A replay of the call will be available via the Internet and


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also at 1-800-642-1687, conference ID # 737247.

ABOUT ARIS CORPORATION

Aris Corporation provides an integrated eBusiness solutions approach called Interactive Enterprise Relationship Management (iERM), designed to improve a company's relationships with customers, vendors, suppliers and employees by leveraging the power of the Internet. Aris has offices across the U.S. and in the United Kingdom, with over 500 employees worldwide, and is headquartered in Bellevue, WA.

Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Statements contained in this release regarding the Company's anticipated future earnings and results of operations, its eBusiness strategy, future hiring patterns, and on the Company's ability to expand its eBusiness solutions and new product releases by the Company are "forward-looking statements", as the phrase is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements by the Company are subject to certain risks, including future client demand for integrated eBusiness and IT solutions; competition from other businesses providing similar services to that of the Company; the Company's ability to successfully execute its business strategy and management and operational re-alignment of its consulting and training businesses; the Company's ability to attract, retain and motivate highly skilled eBusiness and IT professionals; its dependence upon key vendors of software technology; competitive pressures and efforts to identify and execute strategic alternatives for that business; and issues that may arise in product development and possible decisions by third parties to delay or cancel the release of products under development. Those risks and uncertainties are discussed in more detail in the Company's periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

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        CONTACTS:            Kendall Kunz                 Michael Newman
                             President & CEO              Investor Relations
                             Aris Corporation             StreetConnect
                             (425) 372-2747               (206) 320-1231